EXHIBIT 99.1

Gartner	Press Release
CONTACT:
Brian Shipman
Group Vice President, Investor Relations
+1 203 316 6537
investor.relations@gartner.com

Gartner Reports Financial Results for Fourth Quarter and Full Year 2014
Contract Value up 14% YoY FX Neutral to $1.603 Billion
Fourth Quarter Revenue Increased 12% YOY, to $584.0 Million

STAMFORD, Conn., February 5, 2015 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for fourth quarter and full year 2014 and provided its preliminary financial outlook for full year 2015.
For fourth quarter 2014, total revenue was $584.0 million, an increase of 12% over fourth quarter 2013 and 15% excluding the foreign exchange impact. Fourth quarter 2014 net income was $59.1 million, a decrease of 4% over fourth quarter 2013 due to acquisition-related charges and a higher effective tax rate. Normalized EBITDA was $121.7 million for fourth quarter 2014, an increase of 15%, while Diluted Earnings Per Share was $0.66 in fourth quarter 2014 compared to $0.65 in fourth quarter 2013. Diluted Earnings Per Share Excluding Acquisition Adjustments was $0.72 in fourth quarter 2014 compared to $0.66 in fourth quarter 2013. (See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Diluted Earnings Per Share Excluding Acquisition Adjustments).
For full year 2014, total revenue was $2.021 billion, an increase of 13% over 2013 and 14% excluding the foreign exchange impact. Net income was $183.8 million in 2014 compared to $182.8 million in 2013. Normalized EBITDA was $386.4 million in 2014, an increase of 12% over the prior year. Diluted Earnings Per Share was $2.03 in 2014, an increase of 5% compared to 2013. Diluted Earnings Per Share Excluding Acquisition Adjustments increased 14%, to $2.24 in 2014 compared to $1.97 in 2013.
Gene Hall, Gartner’s chief executive officer, commented, “Contract value accelerated and total revenue growth remained strong in the fourth quarter and for the full year 2014. This performance continues our trend of consistent double digit growth in our key financial metrics. The Company is as strong as it has ever been as we enter 2015, and we remain confident about our market opportunity and growth potential over the long term."
Business Segment Highlights
Research
Revenue for fourth quarter 2014 was $373.4 million, up 12% compared to fourth quarter 2013 and 15% excluding the foreign exchange impact. The quarterly gross contribution margin was 69% in both 2014 and 2013. Contract value was $1.603 billion at December 31, 2014, an increase of 14% on a foreign exchange neutral basis and 13% on a reported basis compared to December 31, 2013. Fourth quarter 2014 and 2013 enterprise level client retention was 85% and 83%, and enterprise level wallet retention was 106% and 104%, respectively.

-more-

Consulting
Revenue for fourth quarter 2014 was $88.3 million, an increase of 3% compared to fourth quarter 2013 and 7% excluding the foreign exchange impact. The gross contribution margin was 32% and 36% in fourth quarter 2014 and 2013, respectively. Fourth quarter 2014 utilization was 72% compared to 65% in fourth quarter 2013. As of December 31, 2014, billable headcount was 535 compared to 509 at year-end 2013. Backlog was $102.6 million at December 31, 2014 compared to $106.1 million at December 31, 2013.
Events
Revenue for fourth quarter 2014 was $122.2 million, an increase of 20% compared to fourth quarter 2013 and 23% excluding the foreign exchange impact. Gross contribution margin was 56% in fourth quarter 2014 compared to 53% in the prior year quarter. The Company held 13 events with 23,453 attendees in fourth quarter 2014, compared to 11 events and 20,786 attendees in fourth quarter 2013.
Cash Flow and Balance Sheet Highlights
Gartner generated $347 million of operating cash flow in full year 2014, an increase of 10% compared to 2013. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) totaled $38.5 million in 2014. Free Cash Flow for the full year 2014 was $312 million, an increase of 11% over 2013 (See “Non-GAAP Financial Measures” below for a discussion of Free Cash Flow). At December 31, 2014, the Company had $365 million of cash. During 2014, the Company used $432 million in cash to repurchase our common shares and $110 million in cash for three business acquisitions completed during the year.
We refinanced our existing credit facility during the fourth quarter of 2014 to take advantage of favorable market conditions, provide for additional liquidity, and extend the maturity of our debt. Our total borrowing capacity under the new arrangement is $1.5 billion, which consists of a $400.0 million term loan and a $1.1 billion revolving credit arrangement. The new facility has a five year maturity. At December 31, 2014 the Company had $400.0 million outstanding under the term loan and $0 under the revolver.
Financial Outlook for 2015
The Company also provided its preliminary financial outlook for 2015, which is impacted by the stronger U.S dollar and a higher projected effective tax rate:
Projected Revenue

($ in millions)	2015 Projected Range			% Change
Research	$1,580	—	$1,600	9%	—	11%
Consulting	330	—	350	(5)	—	1
Events	240	—	255	5	—	12
Total Revenue	$2,150	—	$2,205	6%	—	9%

Projected Earnings and Cash Flow (1)

($ in millions, except per share data)	2015 Projected Range			% Change
GAAP Diluted Earnings Per Share	$2.11	—	$2.30	4%	—	13%
Diluted Earnings Per Share Excluding Acquisition Adjustments	2.27	—	2.46	1	—	10
Normalized EBITDA	405	—	430	5	—	11

Operating Cash Flow	348	—	374	—	—	8
Acquisition and Integration Payments	12	—	12	>100	—	>100
Capital Expenditures	(45)	—	(46)	17	—	19
Free Cash Flow	$315	—	$340	1%	—	9%
(1) See “Non-GAAP Financial Measures” below for descriptions of Diluted Earnings Per Share Excluding Acquisition Adjustments, Normalized EBITDA, and Free Cash Flow.

Gartner, Inc.	page 2

Conference Call Information
Gartner has scheduled a conference call at 8:30 a.m. eastern time on Thursday, February 5, 2015 to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-713-4214 and the international dial-in number is 617-213-4866 and the participant passcode is 34673731#. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 90 days following the call.
Annual Meeting of Stockholders
Gartner will hold its 2015 Annual Meeting of Stockholders at 10:00 a.m. eastern time on Thursday, May 28, 2015 at the Company’s offices in Stamford, Connecticut.
About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, we are the valuable partner to clients in 9,958 distinct enterprises. Through the resources of Gartner Research, Consulting and Events, we work with clients to research, analyze and interpret the business of IT within the context of their individual roles. Gartner is headquartered in Stamford, Connecticut, U.S.A., and as of December 31, 2014, had 6,758 associates, including 1,556 research analysts and consultants, and clients in 85 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Normalized EBITDA: Represents operating income excluding depreciation and amortization, accretion on obligations related to excess facilities, stock-based compensation expense, and acquisition and integration charges. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. Normalized EBITDA should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.

Diluted Earnings Per Share Excluding Acquisition Adjustments: Represents GAAP diluted earnings per share adjusted for the per share impact of certain items directly related to acquisitions, net of tax effect. The adjustments consist of amortization of identifiable intangibles, non-recurring acquisition and integration charges such as legal, consulting, retention, severance and other costs, and non-cash fair value adjustments on pre-acquisition deferred revenues. We believe Diluted Earnings Per Share Excluding Acquisition Adjustments is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results.

Free Cash Flow: Represents cash provided by operating activities plus cash acquisition and integration payments less cash paid for capital expenditures. We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase our stock, repay debt obligations, invest in future growth through new business development activities, or make acquisitions.

Gartner, Inc.	page 3

Safe Harbor Statement

Statements contained in this press release regarding the Company’s growth and prospects, projected 2015 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2013, which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

# # #

Gartner, Inc.	page 4

GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013		2014	2013
Revenues:
Research	$373,395	$332,929	12%	$1,445,338	$1,271,011	14%
Consulting	88,337	85,547	3%	348,396	314,257	11%
Events	122,247	102,231	20%	227,707	198,945	14%
Total revenues	583,979	520,707	12%	2,021,441	1,784,213	13%
Costs and expenses:
Cost of services and product development	235,875	210,108	12%	797,933	713,484	12%
Selling, general and administrative	235,888	212,805	11%	876,067	760,458	15%
Depreciation	8,061	7,621	6%	31,186	28,996	8%
Amortization of intangibles	2,463	1,357	82%	8,226	5,446	51%
Acquisition and integration charges	5,852	59	>100%	21,867	337	>100%
Total costs and expenses	488,139	431,950	13%	1,735,279	1,508,721	15%
Operating income	95,840	88,757	8%	286,162	275,492	4%
Interest expense, net	(3,301)	(2,133)	55%	(10,887)	(8,837)	23%
Other expense, net	(251)	(152)	65%	(592)	(216)	>100%
Income before income taxes	92,288	86,472	7%	274,683	266,439	3%
Provision for income taxes	33,144	25,054	32%	90,917	83,638	9%
Net income	$59,144	$61,418	(4)%	$183,766	$182,801	1%

Income per common share:
Basic	$0.67	$0.67	—%	$2.06	$1.97	5%
Diluted	$0.66	$0.65	2%	$2.03	$1.93	5%
Weighted average shares outstanding:
Basic	87,647	92,205	(5)%	89,337	93,015	(4)%
Diluted	88,956	93,946	(5)%	90,719	94,830	(4)%

BUSINESS SEGMENT DATA
(Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin
Three Months Ended 12/31/14
Research	$373,395	$116,957	$256,438	69%
Consulting	88,337	59,753	28,584	32%
Events	122,247	54,004	68,243	56%
TOTAL	$583,979	$230,714	$353,265	60%
Three Months Ended 12/31/13
Research	$332,929	$102,500	$230,429	69%
Consulting	85,547	54,818	30,729	36%
Events	102,231	48,333	53,898	53%
TOTAL	$520,707	$205,651	$315,056	61%
Twelve Months Ended 12/31/14
Research	$1,445,338	$443,424	$1,001,914	69%
Consulting	348,396	228,465	119,931	34%
Events	227,707	115,323	112,384	49%
TOTAL	$2,021,441	$787,212	$1,234,229	61%
Twelve Months Ended 12/31/13
Research	$1,271,011	$391,627	$879,384	69%
Consulting	314,257	206,692	107,565	34%
Events	198,945	107,729	91,216	46%
TOTAL	$1,784,213	$706,048	$1,078,165	60%

SELECTED STATISTICAL DATA

	December 31, 2014	December 31, 2013
Research contract value (a)	$1.603	$1.423
Research client retention - enterprise level (b)	85%	83%
Research wallet retention - enterprise level (b)	106%	104%
Research client retention - organization level (b)	84%	82%
Research wallet retention - organization level (b)	100%	98%
Research client enterprises	9,958	9,071
Research client organizations	15,252	14,099

Consulting backlog (c)	$102,600	$106,130
Consulting—quarterly utilization	72%	65%
Consulting billable headcount	535	509
Consulting—average annualized revenue per billable headcount (c)	$463	$430

Events—number of events for the quarter	13	11
Events—attendees for the quarter	23,453	20,786
 (a) In billions.
 (b) We define an enterprise as a single company or customer. We define an organization as a buying center within an enterprise, such as a location or department. A single enterprise may have multiple organizations.
(c) In thousands.

SUPPLEMENTAL INFORMATION
Reconciliation - Operating income to Normalized EBITDA (a) (Unaudited; in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Net income	$59,144	$61,418	$183,766	$182,801
Interest expense, net	3,301	2,133	10,887	8,837
Other expense (income), net	251	152	592	216
Tax provision	33,144	25,054	90,917	83,638
Operating income	$95,840	$88,757	$286,162	$275,492
Normalizing adjustments:
Stock-based compensation expense (b)	9,436	7,687	38,861	34,735
Depreciation, accretion, and amortization (c)	10,543	9,015	39,544	34,601
Acquisition and integration adjustments (d)	5,852	59	21,867	596
Normalized EBITDA	$121,671	$105,518	$386,434	$345,424
(a) Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.
(b) Consists of charges for stock-based compensation awards.
(c) Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.
(d) Consists of directly-related incremental expenses from acquisitions.

Reconciliation - Diluted Earnings Per Share to Diluted Earnings Per Share Excluding Acquisition Adjustments (a) (Unaudited; in thousands, except per share amounts):

	Three Months Ended December 31,
	2014		2013
	After-tax Amount	EPS	After-tax Amount	EPS
Diluted earnings per share	$59,144	$0.66	$61,418	$0.65
Acquisition adjustments, net of tax effect (b):
Amortization of acquired intangibles (c)	1,562	0.02	860	0.01
Acquisition and integration charges (d)	3,743	0.04	40	—
Diluted earnings per share excluding acquisition adjustments (e)	$64,449	$0.72	$62,318	$0.66

	Twelve Months Ended December 31,
	2014		2013
	After-tax Amount	EPS	After-tax Amount	EPS
Diluted earnings per share	$183,766	$2.03	$182,801	$1.93
Acquisition adjustments, net of tax effect (b):
Amortization of acquired intangibles (c)	5,272	0.06	3,465	0.04
Acquisition and integration charges (d)	14,337	0.15	402	—
Diluted earnings per share excluding acquisition adjustments (e)	$203,375	$2.24	$186,668	$1.97

(a)
Diluted earnings per share excluding acquisition adjustments represents GAAP diluted earnings per share adjusted for the per share impact of certain items directly-related to acquisitions, net of tax effect.

(b)
The effective tax rates used for the adjustments were 36% and 34% for the three and twelve months ended December 31, 2014, respectively, and 33% for both the three and twelve months ended December 31, 2013.

(c)	Consists of non-cash amortization charges related to acquired intangibles.

(d)	Consists of directly-related incremental expenses from acquisitions.

(e)
The EPS is calculated based on 89.0 million and 93.9 million shares for the three months ended December 31, 2014 and 2013, respectively, and 90.7 million and 94.8 million shares for the twelve months ended December 31, 2014 and 2013, respectively.

SUPPLEMENTAL INFORMATION continued
Selected Balance Sheet data (Unaudited; in thousands)

	December 31,
	2014	2013
Cash and cash equivalents	$365,302	$423,990
Fees receivable, net	552,107	490,923
Total assets	1,904,351	1,783,582
Deferred revenues	841,457	766,114
Total current and long-term debt	405,000	205,000
Total liabilities	1,743,180	1,422,266
Total stockholders’ equity	$161,171	$361,316
Selected Cash Flow Data (Unaudited; in thousands):

	Twelve Months Ended December 31,
	2014	2013
Cash provided by operating activities	$346,779	$315,654
Cash paid for capital expenditures	38,486	36,498
Cash paid for treasury stock	432,006	181,736
Cash paid for acquisitions, net	109,928	—
Cash receipts (payments) on debt, net	$200,000	$—
Reconciliation - Cash Provided by Operating Activities to Free Cash Flow (a) (Unaudited; in thousands):

	Twelve Months Ended December 31,
	2014	2013
Cash provided by operating activities	$346,779	$315,654
Adjustments:
Cash acquisition and integration payments	3,753	1,099
Cash paid for capital expenditures	(38,486)	(36,498)
Free Cash Flow	$312,046	$280,255
(a) Free cash flow is based on cash provided by operating activities determined in accordance with GAAP plus cash acquisition and integration payments less additions to capital expenditures.